Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Provides

Fourth Quarter and Full Year 2016 Investor Update

– Ironwood revenue in 2016 was $274 million, an 83% increase over 2015, driven primarily by 2016 LINZESS® (linaclotide) U.S. net sales of $626 million and expansion of LINZESS commercial margin to 58% –

– Key pipeline milestones in linaclotide colonic release, vascular/fibrotic diseases, and uncontrolled gout programs –

– Multiple value-creating catalysts expected in 2017, including 2 commercial launches, >4 mid-stage clinical data readouts and >4 mid- to late-stage trial initiations –

– R&D Day on Thursday, March 9th to provide detailed discussion of Ironwood’s strategy and execution –

CAMBRIDGE, Mass., February 21, 2017 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD), a commercial biotechnology company, today provided an update on its fourth quarter and full year 2016 results and recent business activities.

“Ironwood’s outstanding performance in 2016 was driven by continued strong growth in LINZESS demand and profitability, the launch of ZURAMPIC® - our first marketed product for uncontrolled gout, topline data from our linaclotide colonic release Phase IIb trial and the advancement of sGC stimulators IW-1973 and IW-1701 into Phase IIa studies,” said Peter Hecht, chief executive officer of Ironwood. “We look forward to continuing this momentum in 2017, as we expect our two innovative commercial products to grow large markets through our focused commercial effort, and our innovation to deliver multiple commercial launches and numerous catalysts from our mid- to late-stage pipeline.”

Fourth Quarter and Full Year 2016 and Recent Highlights

Irritable Bowel Syndrome with Constipation (IBS-C) / Chronic Idiopathic Constipation (CIC)

•                 LINZESS. U.S. net sales, as provided by Ironwood’s U.S. collaboration partner Allergan plc, were $173.6 million in the fourth quarter of 2016, a 34% increase compared to the fourth quarter of 2015, and $625.6 million for the full year 2016, an increase of 38% compared to the full year 2015. Ironwood and Allergan share equally in brand collaboration profits.

–                Approximately 728,000 total LINZESS prescriptions were filled in the fourth quarter of 2016, a 24% increase compared to the fourth quarter of 2015, per QuintilesIMS. For the full year 2016, approximately 2.7 million total LINZESS prescriptions were filled, a 27% increase compared to the full year 2015, per QuintilesIMS.

–                Since the launch of LINZESS in December 2012, nearly 1.5 million unique patients have filled nearly seven million prescriptions, per QuintilesIMS.

–                Net profit for the LINZESS U.S. brand collaboration, including commercial and research and development (R&D) expenses, was $89.7 million in the fourth quarter of 2016, a 34% increase compared to the fourth quarter of 2015. For the full year 2016, net profit was $287.9 million, a 117% increase compared to the full year 2015.

–                LINZESS commercial margin was 61% in the fourth quarter of 2016, compared to 65% in the fourth quarter of 2015. For the full year 2016, commercial margin was 58% compared to 46% for the full year 2015.

–                Ironwood and Allergan announced in January 2017 that the U.S. Food and Drug Administration (FDA) approved a 72 mcg dose of LINZESS for the treatment of CIC in adult patients. The newly approved dose will provide physicians with dosing flexibility, based on individual presentation or tolerability, in treating the large and heterogeneous population of adult CIC patients. The new dose is expected to be available in the first quarter of 2017.

•                 Linaclotide Colonic Release. In December 2016, Ironwood and Allergan reported positive topline data from a Phase IIb clinical trial evaluating two investigational linaclotide colonic release formulations, linaclotide colonic release-1 (CR1) and linaclotide colonic release-2 (CR2), in adult patients with IBS-C. Comparisons cited below reflect numerical differences.

–                CR1. Topline data demonstrated greater abdominal pain improvement with CR1 300 mcg compared to placebo and to the 290 mcg immediate release (IR) formulation of linaclotide, while maintaining an effect on bowel function similar to IR. The companies intend to engage with the FDA to discuss Phase III development plans, with trials in adults with IBS-C expected to begin in the second half of 2017.

–                CR2. Topline data showed that CR2, as intended, improved abdominal pain and other abdominal symptoms, such as bloating and discomfort, relative to placebo, with no apparent effect on bowel function. These findings support further investigation of CR2 in specific GI indications where patients experience abdominal pain but are not necessarily constipated, such as IBS-Mixed, IBS with diarrhea (IBS-D), ulcerative colitis and diverticulitis. The companies plan to engage with the FDA to discuss next steps for advancing CR2 into a Phase IIb dose-ranging clinical trial in patients with non-constipation subtypes of IBS.

•                 Ironwood and Allergan filed a patent infringement lawsuit against the generic drug manufacturers that submitted the previously announced Abbreviated New Drug Applications (ANDAs) to the FDA seeking approval to manufacture, use and sell generic versions of LINZESS. This lawsuit triggered a 30-month stay of approval of the subject ANDAs that will not expire until 2020, unless a court earlier decides that the relevant patents are invalid, unenforceable and/or not infringed.

Uncontrolled Gout

•                 ZURAMPIC (lesinurad). In October 2016, Ironwood began promoting ZURAMPIC for the treatment of hyperuricemia in patients with uncontrolled gout who are already taking a XOI, such as allopurinol or Uloric® (febuxostat). ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia and should not be used as monotherapy. 371 total ZURAMPIC prescriptions were filled in the fourth quarter of 2016, resulting in U.S. net sales of approximately $100,000 for the period.

•                 DUZALLO™ (lesinurad-allopurinol fixed-dose combination). In January 2017, Ironwood announced that the FDA accepted for review a New Drug Application (NDA) for DUZALLO for the treatment of hyperuricemia in patients with uncontrolled gout. If approved, DUZALLO would be the first fixed-dose, dual-mechanism treatment for patients with uncontrolled gout and is expected to be commercially available in late 2017.

Uncontrolled Gastroesophageal Reflux Disease (GERD)

•                 IW-3718. Ironwood has completed enrollment in a Phase IIb dose-ranging clinical trial of IW-3718, a wholly-owned asset being studied as a potential treatment for uncontrolled GERD. Data from this trial are expected in mid-2017. IW-3718 is an investigational gastric retentive formulation of a bile acid sequestrant designed to work in combination with a proton pump inhibitor (PPI) to reduce the detrimental effects of bile and gastric acid on the esophagus. An estimated 10 million people in the U.S. suffer from uncontrolled GERD and continue to experience heartburn symptoms despite treatment with PPIs.

Vascular and Fibrotic Diseases

•                 IW-1973. Ironwood has two Phase IIa studies underway for IW-1973. The first study, in diabetic patients with hypertension, is evaluating the effect of IW-1973 on endothelial function and explores its effects on biomarkers. The second study is a fourteen-day study in diabetic patients with hypertension that is evaluating the tolerability and blood pressure effects of IW-1973. Data from both studies are expected in 2017.

•                 IW-1701. Ironwood is enrolling patients with Type II achalasia in a Phase IIa randomized, double-blind, placebo-controlled single-dose study of IW-1701. This study is designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of IW-1701 in these patients. Data from this study are expected in 2017.

–                Ironwood generated positive topline data from its Phase Ib multiple ascending dose study of IW-1701. Specifically, IW-1701 demonstrated a well-tolerated dose range, target engagement and pharmacological effects that support advancing into Phase II proof of concept studies.

•                 IW-6463. Ironwood has advanced a new development candidate, IW-6463, for the potential treatment of certain central nervous system indications such as vascular dementia and Alzheimer’s Disease. Pre-clinical studies to support an Investigational New Drug (IND) application are ongoing.

Global Collaborations and Partnerships

•                 In January 2017, Ironwood expanded its license agreement with Allergan relating to the development, manufacture and commercialization of linaclotide in Europe to include all remaining unpartnered territories worldwide in exchange for an annual royalty as a percentage of net sales. Concurrently, Ironwood and Allergan entered into a commercial agreement to eliminate in full, in 2018 and all subsequent years, the adjustments to Ironwood’s or Allergan’s net profits from making fewer LINZESS calls on physicians in a given year than was previously required under the collaboration agreement for linaclotide in North America. Additionally, Ironwood and Allergan agreed that Ironwood clinical sales specialists will provide third position details for DELZICOL® (mesalamine) for ulcerative colitis and CANASA® (mesalamine) for ulcerative proctitis to gastroenterology practitioners for two years, which is expected to begin in late February 2017.

•                 Ironwood continues to co-promote Allergan’s VIBERZI® (eluxadoline) in the U.S. for adults suffering from IBS-D.

•                 In December 2016, Ironwood announced that its partner, Astellas Pharma Inc., secured marketing approval from the Japanese Ministry of Health, Labor and Welfare for LINZESS as the first prescription treatment for adults with IBS-C in Japan. The regulatory approval triggered a $15.0 million milestone payment from Astellas that was recognized as revenue by Ironwood in the fourth quarter of 2016. Ironwood anticipates that Astellas will launch LINZESS in Japan in the first half of 2017.

–                Additionally, in January 2017, Ironwood and Astellas announced that the Phase III clinical trial of linaclotide in Japan in adults with chronic constipation met its primary endpoint.

•                 Ironwood and AstraZeneca AB expect the China Food and Drug Administration to complete its review of the filing for approval to market linaclotide in China for adult IBS-C patients in the first quarter of 2018.

Corporate and Financials

•                 Collaborative Arrangements Revenue

–                Collaborative arrangements revenue was $87.4 million in the fourth quarter of 2016, compared to $53.3 million in the fourth quarter of 2015. Included in collaborative arrangements revenue was $62.8 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., up from $49.3 million in the fourth quarter of 2015. Also included was the $15.0 million milestone from Astellas relating to the approval of LINZESS for the treatment of adults with IBS-C in Japan and $9.6 million from the recognition of previously deferred revenue associated with Ironwood’s license agreement with Astellas, sales of linaclotide API, linaclotide royalties and ZURAMPIC revenue.

–                For the full year 2016, collaborative arrangements revenue was $273.9 million compared to $149.6 million in 2015.

•                 Operating Expenses

–                Operating expenses were $93.8 million in the fourth quarter of 2016, compared to $59.1 million in the fourth quarter of 2015. Operating expenses in the fourth quarter of 2016 included $1.9 million in cost of revenue, $0.4 million in write-down of inventory to net realizable value, $38.4 million in R&D expenses, $55.2 million in selling, general and administrative (SG&A) expenses, and a $1.2 million loss on fair value remeasurement of contingent consideration. These expenses were partially offset by a $3.3 million adjustment to acquired intangible asset amortization expense in connection with certain purchase price adjustments made during the fourth quarter of 2016.

–                Operating expenses were $325.8 million for the full year 2016, compared to $251.6 million for the full year 2015. Operating expenses for the full year 2016 included $1.9 million in cost of revenue, $0.4 million in write-down of inventory to net realizable value, $139.5 million in R&D expenses, $173.3 million in SG&A expenses, $1.0 million in acquired intangible asset amortization expenses and a $9.8 million loss on fair value remeasurement of contingent consideration.

–                Contingent consideration and amortization of acquired intangible assets relate to Ironwood’s licensing agreement with AstraZeneca for the exclusive U.S. rights to all products containing lesinurad.

•                 Other Expense

–                Interest Expense. Net interest expense was $9.3 million in the fourth quarter of 2016 and $38.0 million for the full year 2016, in connection with the $175 million Linaclotide PhaRMA 11% Note debt financing executed in January 2013 and the approximately $336 million 2022 convertible debt financing executed in June 2015. Net interest expense recorded in the fourth quarter of 2016 includes $5.9 million in cash expense and $3.8 million in non-cash expense. Net interest expense recorded in the full year 2016 includes approximately $24.4 million in cash expense and approximately $14.8 million in non-cash expense.

▪                       In September 2016, Ironwood closed a $150 million debt refinancing. In January 2017, the new notes bearing an annual interest rate of 8.375% were issued. The net proceeds from this transaction were used to redeem the remaining $134 million in principal balance of the existing 11% PhaRMA notes. Interest on the 8.375% notes will be payable quarterly beginning June 15, 2017, and principal will be payable quarterly beginning March 15, 2019, subject to the terms of such notes.

–                Gain/Loss on Derivatives. Ironwood records a gain/loss on derivatives related to the change in fair value of the convertible note hedges and note hedge warrants issued in connection with the convertible debt financing executed in June 2015. A gain on derivatives of $2.1 million and $8.1 million was recorded in the fourth quarter and the full year 2016, respectively.

•                 Net Loss

–                GAAP net loss was $13.5 million, or $0.09 per share, in the fourth quarter of 2016, compared to $14.0 million, or $0.10 per share, in the fourth quarter of 2015. For the full year 2016, GAAP net loss was $81.7 million or $0.56 per share, as compared to $142.7 million or $1.00 per share in 2015.

–                Non-GAAP net loss was $17.7 million, or $0.12 per share, in the fourth quarter of 2016, compared to $15.7 million, or $0.11 per share, in the fourth quarter of 2015. For the full year 2016, non-GAAP net loss was $79.0 million or $0.55 per share, as compared to $132.7 million or $0.93 per share in 2015. Non-GAAP net loss excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s convertible debt, as well as the amortization of acquired intangible assets and the fair value remeasurement of contingent consideration related to Ironwood’s U.S. lesinurad license. See Non-GAAP Financial Measures below.

•                 Cash Position

–                Ironwood ended 2016 with approximately $305 million in cash, cash equivalents and available-for-sale securities, including $30 million in milestones received from Astellas related to the filing and approval of LINZESS for the treatment of adults with IBS-C in Japan. Ironwood used approximately $19 million of cash for operations during the fourth quarter of 2016 and approximately $25 million during the full year 2016, as compared to approximately $19 million during the fourth quarter of 2015 and approximately $107 million during the full year 2015.

•                 Intangible Assets and Goodwill

–                During the fourth quarter of 2016, Ironwood made certain purchase price adjustments to the fair value of intangible assets acquired under the U.S. lesinurad license as of the acquisition date, in accordance with U.S. GAAP. The fair value of the developed technology (ZURAMPIC) was approximately $21 million, in-process R&D (DUZALLO) was approximately $145 million, and goodwill was approximately $0.8 million as of December 31, 2016.

•                 Performance against 2016 Financial Guidance

–                Total 2016 operating expenses were $325.8 million, including $139.5 million in R&D expenses and $173.3 million in SG&A expenses.

▪                 2016 total operating expenses were guided to be in the range of $310 million to $330 million. This included $140 million to $150 million in R&D expenses and $170 million to $180 million in SG&A expenses.

–                Amortization of intangible assets was approximately $1 million for the full year 2016.

▪                 Amortization of intangible assets was expected to be $8 million. Ironwood recorded adjustments to acquired intangible asset amortization expense in connection with certain purchase price adjustments made during the fourth quarter of 2016.

–                Combined Allergan and Ironwood total 2016 LINZESS marketing and sales expenses were $250.2 million.

▪                 Allergan and Ironwood total 2016 marketing and sales expenses for LINZESS were guided to be in the mid to higher end of the $230 million to $260 million range.

–                Ironwood used $25.4 million in cash for operations for the full year 2016.

▪                 Ironwood guided to use less than $50 million in cash for operations in 2016 (down from previous guidance of less than $70 million).

•                 2017 Financial Guidance

–                Ironwood expects 2017 R&D expenses to be in the range of $145 million to $160 million.

–                Ironwood expects 2017 SG&A expenses to be in the range of $235 million to $250 million.

–                Ironwood expects the combined Allergan and Ironwood total 2017 marketing and sales expenses for LINZESS to be in the range of $250 million to $280 million.

–                Ironwood expects 2017 net interest expense to be approximately $40 million.

–                Ironwood expects to use less than $100 million in cash for operations in 2017.

Non-GAAP Financial Measures

The company presents non-GAAP net loss and non-GAAP net loss per share to exclude the impact of net gains and losses on the derivatives related to our convertible notes that are required to be marked-to-market, as well as the amortization of acquired intangible assets and the fair value remeasurement of contingent consideration associated with Ironwood’s U.S. licensing agreement with AstraZeneca for the exclusive rights to all products containing lesinurad. The derivative gains and losses may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period. The acquired intangible assets are valued as of the date of acquisition and are amortized over their estimated economic useful life, and management believes excluding the amortization of acquired intangible assets provides more consistency with the treatment of internally developed intangible assets for which research and development costs were previously expensed.  The contingent consideration balance is remeasured each reporting period, and the resulting change in fair value impacts the company’s reported results of operations. The changes in the fair value remeasurement of contingent consideration do not correlate to the company’s actual cash payment obligations in the relevant period. Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to the table at the end of this press release.

Conference Call Information

Ironwood will host a conference call and webcast at 4:30 p.m. Eastern Time, on Tuesday, February 21, to discuss its fourth quarter and full year 2016 results and recent business activities. Individuals interested in participating in the call should dial (877) 643-7155 (U.S. and Canada) or (914) 495-8552 (international) using conference ID number 59788100. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 7:30 p.m. Eastern Time, on February 21, running through 11:59 p.m. Eastern Time on February 28, 2017. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) using conference ID number 59788100. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is a commercial biotechnology company focused on creating medicines that make a difference for patients, building value for our fellow shareholders, and empowering our passionate team. We are commercializing two innovative primary care products: linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC), and lesinurad, which is approved to be taken with a xanthine oxidase inhibitor (XOI) for the treatment of hyperuricemia associated with uncontrolled gout. We are also advancing a pipeline of internally and externally generated innovative product candidates in areas of significant unmet need, including uncontrolled gastroesophageal reflux disease and vascular and fibrotic diseases. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand for the treatment of adult patients with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), based on QuintilesIMS data. Since its FDA approval in August of 2012 and subsequent launch in December 2012, nearly 1.5 million unique patients have filled nearly 7 million prescriptions for LINZESS, according to QuintilesIMS.

LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72 mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years if age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called guanylate cyclase-C (GC-C) agonists. LINZESS contains a peptide called linaclotide that is structurally related to the naturally occurring peptides guanylin and uroguanylin, which activate the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and Allergan plc co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, Allergan markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood’s partner Astellas received approval of linaclotide under the brand name LINZESS for the treatment of adults with IBS-C. Ironwood also has partnered with AstraZeneca for development and commercialization of linaclotide in China and with Allergan for development and commercialization of linaclotide in all other territories worldwide.

About ZURAMPIC (lesinurad) 200mg tablets

ZURAMPIC (lesinurad) works in combination with xanthine oxidase inhibitors (XOIs) to treat hyperuricemia associated with uncontrolled gout. ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia and should not be used as monotherapy. XOIs reduce the production of uric acid; ZURAMPIC increases the excretion of uric acid. Together, the combination of ZURAMPIC and an XOI provides a dual mechanism of action that both decreases production and increases excretion of uric acid, thereby lowering serum uric acid (sUA) levels in patients who have not achieved target serum uric acid levels with XOI treatment alone. ZURAMPIC selectively inhibits the function of transporter proteins uric acid transporter 1 (URAT1) and organic anion transporter 4 (OAT4), involved in uric acid reabsorption in the kidney. The safety and efficacy of ZURAMPIC was established in three Phase III clinical trials that evaluated a once-daily dose of ZURAMPIC in combination with the XOI allopurinol or febuxostat compared to XOI alone. The boxed warning for ZURAMPIC states that acute renal failure has occurred with ZURAMPIC and was more common when ZURAMPIC was given alone and reinforces that ZURAMPIC should be used in combination with an XOI.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS
LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•                 LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.

•                 LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•                 LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.

•                 Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•                 Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence >2% and greater than placebo)

•                 In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•                 In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).  In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning:

http://www.allergan.com/assets/pdf/linzess_pi

ZURAMPIC Important Safety Information and Limitations of Use

WARNING: RISK OF ACUTE RENAL FAILURE MORE COMMON WHEN USED WITHOUT A XANTHINE OXIDASE INHIBITOR (XOI)

•                 Acute renal failure has occurred with ZURAMPIC and was more common when ZURAMPIC was given alone

•                 ZURAMPIC should be used in combination with an XOI

Contraindications:

•                 Severe renal impairment (eCLcr less than 30 mL/min), end-stage renal disease, kidney transplant recipients, or patients on dialysis

•                 Tumor lysis syndrome or Lesch-Nyhan syndrome

Warnings and Precautions:

•                 Renal events: Adverse reactions related to renal function have occurred after initiating ZURAMPIC. A higher incidence was observed at the 400-mg dose, with the highest incidence occurring with monotherapy use. Monitor renal function at initiation and during therapy with ZURAMPIC, particularly in patients with eCLcr below 60 mL/min or with serum creatinine elevations 1.5 to 2 times the pre-treatment value, and evaluate for signs and symptoms of acute uric acid nephropathy. Interrupt treatment with ZURAMPIC if serum creatinine is elevated to greater than 2 times the pre-treatment value or if there are symptoms that may indicate acute uric acid nephropathy. ZURAMPIC should not be restarted without another explanation for the serum creatinine abnormalities. ZURAMPIC should not be initiated in patients with an eCLcr less than 45 mL/min.

•                 Cardiovascular events: In clinical trials, major adverse cardiovascular events (defined as cardiovascular deaths, non-fatal myocardial infarctions, or non-fatal strokes) were observed with ZURAMPIC. A causal relationship has not been established.

Adverse Reactions:

•                 Most common adverse reactions with ZURAMPIC (in combination with an XOI and more frequently than on an XOI alone) were headache, influenza, blood creatinine increased, and gastroesophageal reflux disease

Indication and Limitations of Use for ZURAMPIC

ZURAMPIC is a URAT1 inhibitor indicated in combination with an XOI for the treatment of hyperuricemia associated with gout in patients who have not achieved target serum uric acid levels with an XOI alone.

•                 ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia

•                 ZURAMPIC should not be used as monotherapy

Please see full Prescribing Information, including Boxed Warning, at: http://www.azpicentral.com/zurampic/zurampic.pdf.

VIBERZI Important Safety Information

Contraindications

•    Known or suspected biliary duct obstruction, or sphincter of Oddi disease or dysfunction; a history of pancreatitis; structural diseases of the pancreas.

•     Alcoholism, alcohol abuse, alcohol addiction, or drink more than 3 alcoholic beverages per day.

•     Severe hepatic impairment.

•     A history of chronic or severe constipation or sequelae from constipation, or known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Sphincter of Oddi Spasm:

•    There is a potential for increased risk of sphincter of Oddi spasm, resulting in pancreatitis or hepatic enzyme elevation associated with acute abdominal pain (eg, biliary-type pain) with VIBERZI.  These events were reported in less than 1% of patients receiving VIBERZI in clinical trials.

•    Patients without a gallbladder are at increased risk. Consider alternative therapies before using VIBERZI in patients without a gallbladder and evaluate the benefits and risks of VIBERZI in these patients.

•    Inform patients without a gallbladder that they may be at increased risk for symptoms of sphincter of Oddi spasm, such as elevated liver transaminases associated with abdominal pain or pancreatitis, especially during the first few weeks of treatment. Instruct patients to stop VIBERZI and seek medical attention if they experience symptoms of sphincter of Oddi spasm.

Pancreatitis:

•    There is a potential for increased risk of pancreatitis not associated with sphincter of Oddi spasm; such events were reported in less than 1% of patients receiving VIBERZI in clinical trials, and the majority were associated with excessive alcohol intake. All pancreatic events resolved upon discontinuation of VIBERZI.

•    Instruct patients to avoid chronic or acute excessive alcohol use while taking VIBERZI. Monitor for new or worsening abdominal pain that may radiate to the back or shoulder, with or without nausea and vomiting, associated with elevations of pancreatic enzymes. Instruct patients to stop VIBERZI and seek medical attention if they experience symptoms suggestive of pancreatitis.

Adverse Reactions

•    The most commonly reported adverse reactions (incidence >5% and greater than placebo) were constipation, nausea, and abdominal pain.

Please see full Prescribing Information for VIBERZI:

http://www.allergan.com/assets/pdf/viberzi_pi

LINZESS® and CONSTELLA® are trademarks of Ironwood Pharmaceuticals, Inc., and ZURAMPIC® and DUZALLOTM are trademarks of AstraZeneca AB. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the development, launch, introduction and commercial potential of linaclotide, lesinurad, our product candidates (including expectations related to the introduction of LINZESS 72 mcg dose and launch of DUZALLO) and the other products that we promote and the drivers, timing, impact and results thereof; expectations concerning the timing of when we will become cash flow positive; market size, growth and opportunity, including peak sales and the potential demand for linaclotide, lesinurad and our product candidates, as well as their potential impact on applicable markets; the potential indications for, and benefits of, linaclotide, lesinurad and our product candidates; the anticipated timing of preclinical, clinical and regulatory developments and the design, timing and results of clinical and preclinical studies; the potential for, and timing of, regulatory submissions and approvals for linaclotide, lesinurad and our product candidates; expected periods of patent exclusivity; the strength of the intellectual property protection for linaclotide, lesinurad and our product candidates and our intentions and efforts to protect such intellectual property; our potential for sustainable, high-margin growth and shareholder returns; and our financial performance and results, and guidance and expectations related thereto, including expectations related to Ironwood revenue CAGR, margin expansion, cash used for operations, LINZESS U.S. net sales, R&D expenses, SG&A expenses, total LINZESS marketing and sales expenses, net interest expenses, rapidly increasing LINZESS profitability and Ironwood revenues. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risk that we are unable to successfully integrate lesinurad into our existing business, commercialize lesinurad or realize the anticipated benefits of the lesinurad transaction; those related to the effectiveness of commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; our reliance on AstraZeneca to provide critical support services related to lesinurad; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; efficacy, safety and tolerability of linaclotide, lesinurad and our product candidates; decisions by regulatory authorities; the risk that we may never get sufficient patent protection for linaclotide and our product candidates or that we are not able to successfully protect such patents; the outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including ANDA litigation; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues, linaclotide, lesinurad or our product candidates; the risk that we are unable to manage our operating expenses or cash use for operations, or are unable to commercialize our products, within the guided ranges or otherwise as expected; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and in our subsequent SEC filings. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements.  Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with Allergan in assessing the product’s performance and calculates it based on inputs from both Ironwood and Allergan. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Meredith Kaya, 617-374-5082
Director, Corporate Communications	Director, Investor Relations
tmorrison@ironwoodpharma.com	mkaya@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2016	December 31, 2015
Assets
Cash, cash equivalents and available-for-sale securities	$305,216	$439,394
Accounts receivable, net	64,854	54,518
Inventory	1,081	-
Prepaid expenses and other current assets	9,030	6,293
Total current assets	380,181	500,205
Property and equipment, net	20,512	21,075
Convertible note hedges	132,521	86,466
Intangible assets, net	166,119	-
Goodwill	785	-
Other assets	9,703	11,375
Total assets	$709,821	$619,121
Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other current liabilities	$62,941	$36,135
Current portion of capital lease obligations	6,227	2,631
Current portion of deferred rent	7,719	5,544
Current portion of deferred revenue	-	7,191
Current portion of long-term debt	-	24,964
Current portion of contingent consideration	14,244	-
Total current liabilities	91,131	76,465
Capital lease obligations	82	306
Deferred rent	557	6,395
Deferred revenue	-	1,798
Other liabilities	8,190	10,120
Contingent consideration	63,416	-
Note hedge warrants	113,237	75,328
Convertible notes	234,243	220,620
Long-term debt	132,249	132,964
Total stockholders’ equity	66,716	95,125
Total liabilities and stockholders’ equity	$709,821	$619,121

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Collaborative arrangements revenue	$87,459	$53,307	$273,957	$149,555
Cost and expenses:

Cost of revenue, excluding amortization of acquired intangible asset	1,868	-	1,868	12
Write-down of inventory to net realizable value and loss on non-cancellable purchase commitments	374	-	374	17,638
Research and development	38,442	27,627	139,492	108,746
Selling, general and administrative	55,208	31,507	173,281	125,247
Amortization of acquired intangible asset	(3,297)	-	981	-
Loss on fair value remeasurement of contingent consideration	1,164	-	9,831	-
Total cost and expenses	93,759	59,134	325,827	251,643
Loss from operations	(6,300)	(5,827)	(51,870)	(102,088)
Other (expense) income:
Interest expense, net	(9,308)	(9,830)	(37,984)	(30,653)
Gain (loss) on derivatives	2,103	1,620	8,146	(9,928)
Other expense, net	(7,205)	(8,210)	(29,838)	(40,581)

GAAP net loss	$(13,505)	$(14,037)	$(81,708)	$(142,669)

GAAP net loss per share — basic and diluted	$(0.09)	$(0.10)	$(0.56)	$(1.00)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Non-GAAP net loss	$(17,741)	$(15,657)	$(79,042)	$(132,741)
Non-GAAP net loss per share (basic and diluted)	$(0.12)	$(0.11)	$(0.55)	$(0.93)

Weighted average number of common shares used in net loss per share — basic and diluted	146,274	142,751	144,928	142,155

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(unaudited)

A reconciliation between net loss on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
GAAP net loss	$(13,505)	$(14,037)	$(81,708)	$(142,669)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	(2,103)	(1,620)	(8,146)	9,928
Amortization of acquired intangible asset	(3,297)	-	981	-
Fair value remeasurement of contingent consideration	1,164	-	9,831	-
Non-GAAP net loss	$(17,741)	$(15,657)	$(79,042)	$(132,741)

A reconciliation between diluted net loss per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
GAAP net loss per share – basic and diluted	$(0.09)	$(0.10)	$(0.56)	$(1.00)
Adjustments to GAAP net loss per share (as detailed above)	(0.03)	0.01	0.02	0.07
Non-GAAP net loss per share – basic and diluted	$(0.12)	$(0.11)	$(0.55)	$(0.93)

U.S. LINZESS Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
LINZESS U.S. net sales	$173,575	$129,726	$625,555	$454,769
Commercial costs and expenses[2]	67,397	45,963	265,238	247,236
Commercial profit on sales of LINZESS	$106,178	$83,763	$360,317	$207,533
Commercial Margin[3]	61%	65%	58%	46%

Ironwood’s share of net profit	$53,089	$41,882	$180,159	$103,767
Ironwood’s selling, general and administrative expenses[4]	9,674	7,381	35,197	32,028
Profit share adjustment[5]	-	-	2,370	(2,370)
Ironwood’s collaborative arrangement revenue	$62,763	$49,263	$217,726	$133,425

1  Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. For the three months ended December 31, 2016, net profit for the U.S. LINZESS brand collaboration with Allergan was $89.7 million, calculated by subtracting $67.4 million in commercial costs and expenses and $16.5 million in research and development expenses, from LINZESS U.S. net sales of $173.6 million. For the full year 2016, net profit for the U.S. LINZESS brand collaboration with Allergan was $287.9 million, calculated by subtracting $265.2 million in commercial costs and expenses and $72.5 million in research and development expenses, from LINZESS U.S. net sales of $625.6 million.

2  Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3  Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

4  Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan.

5 Ironwood or Allergan may incur additional expenses related to certain contractual obligations, resulting in an adjustment to the company’s or Allergan’s share of the net profits as stipulated by the collaboration agreement.